Exhibit 99.1
BOOKHAM ESTABLISHES NEW $25 MILLION CREDIT FACILITY
SAN JOSE, Calif., — August 3, 2006 — Bookham, Inc., (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced that the Company and certain subsidiaries, entered into a three-year senior secured credit agreement for $25 million with Wells Fargo Foothill, part of Wells Fargo & Company (NYSE: WFC). This agreement is a revolving credit line and availability is based on 80 percent of eligible accounts receivable. The agreement is guaranteed by the Company and certain subsidiaries and is secured by a substantial portion of the Company’s and its subsidiaries’ assets. The Company’s ability to access the facility is subject to the performance of certain post-closing conditions.
“This credit facility is an important step in the ongoing improvement to our financial structure,” said Steve Abely, chief financial officer of Bookham, Inc. “This newly available line of credit provides us with flexibility as we execute our ongoing restructuring and cost savings programs.”
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The Company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the Company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., Onetta, Inc., and Avalon Photonics AG. The Company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.
About Wells Fargo Foothill
Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada, offering flexible, innovative credit facilities from $10 million to $750 million and more. It is part of Wells Fargo & Company, a diversified financial services company with $500 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,200 stores and the Internet (www.wellsfargo.com). Wells Fargo Bank, N.A. is the only bank in the U.S. to be rated “Aaa” by Moody’s Investors Service, its highest possible credit rating, and “AA+” by Standard & Poor’s Ratings Services. For more information, visit Wells Fargo Foothill on the Internet at www.wffoothill.com.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will”, “ongoing” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent quarterly report on Form 10-Q. These include continued demand for optical components, transfer of test and assembly operations to China, changes in inventory and product mix, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Contact:
Jim Fanucchi
Summit IR Group Inc.
(408) 404-5400
ir@bookham.com
Steve Abely
Bookham, Inc.
Chief Financial Officer
(408) 919-1500